Exhibit 10.1
[HARMAN LETTERHEAD]
May 2, 2008
Mr. Kevin Brown
350 Tierra Mar Lane
Sarasota, FL 34242
Dear Kevin:
     This letter agreement (“Agreement”) will serve as acknowledgement of your resignation as Chief Financial Officer of Harman International Industries, Inc. and its subsidiaries (collectively, the “Company”) and our agreement concerning your status at the Company and your separation from employment.
1. Resignation from Officer Position; Employment Continuation and Termination
     You have resigned your position as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, effective as of May 31, 2008. Between June 1, 2008 and August 15, 2008 (the “Termination Date”), you shall continue as an employee and in the capacity as “principal accounting officer” of the Company, and your duties will include closing the Company’s 2008 fiscal year financial books and audit and transitioning your job responsibilities as Chief Financial Officer and Chief Accounting Officer. Through the Termination Date, you shall be paid at your current salary rate and shall remain eligible to participate in all Company-sponsored employee benefit plans and programs (including continued provision by the Company of a car for your use) at your current level of participation, and any options you have under a Company option plan shall continue to vest as if you remained a full-time employee.
2. Effect of Employment Termination
     No later than ten (10) days after the Termination Date, the Company shall pay you a lump sum payment representing all unused vacation and sick leave accrued as of the Termination Date, which we agree on the Termination Date will total six (6) weeks. Following the Termination Date, you will not accrue any vacation or sick leave, and you will not be eligible to participate in any Company benefit plan, including the supplemental life and disability insurance benefit.
     You shall be reimbursed for all business expenses incurred through the Termination Date that are documented and submitted according to Company policy. The Company shall reimburse you promptly consistent with current procedures and in any event not later than the last day of the calendar year in which the expenses are incurred.
     Your election to defer compensation into the Company 401(k) Plan will terminate on the Termination Date. You will on that date be 100% vested in the Company employee match and profit-sharing contributions, and 100% vested in all other contributions to your 401(k) account. No distribution need be made from the account until age 70 1/2.
     Your election to defer compensation into the Company deferred compensation plan will terminate on the Termination Date. You will receive termination benefit payouts of your deferred compensation account balance per your irrevocable election(s), commencing six (6) months and one (1) day after the Termination Date.

Mr. Kevin Brown
May 2, 2008

3. Release of Claims and Post-Employment Benefits
     Provided that you execute the Agreement and Release (“Release”) in the form set forth in Attachment A to this Agreement within thirty (30) calendar days of the Termination Date and do not revoke it as provided therein, the Company shall provide you with the following:
     A. Severance. Commencing on the Company’s first regular payroll date following the Effective Date of the Release, severance pay in the amount of $750,000 as salary continuation, payable over a period of eighteen (18) months in equal bi-weekly installments, less deductions as required by law or authorized by you. If on the due date for any salary continuation severance payment the Company has not received all of the items required pursuant to Section 9 of the Release, such payment will be delayed until such items are returned but in no event past December 31, 2008. If the Effective Date of the Release has not occurred on or prior to December 31 of the calendar year, any payment that would have been paid by December 31 if the Effective Date of the Release occurred on the 40th date after termination of employment shall be forfeited.
     B. Bonus. You will be eligible for a bonus for fiscal 2008 under the Company’s Management Incentive Compensation Plan for fiscal 2008 at a 60% target bonus level, based on the Company’s achievement of the same performance parameters as have been set for other executives at your level, with the assumption that personal objectives have been fully achieved. Bonus payment will be based on final determination of achievement against the key Company objectives as outlined in the Management Incentive Compensation Plan. The bonus shall be paid to you when such bonuses are paid to other executives at your level, although it shall be paid no later than September 30, 2008. You shall not be eligible for a bonus under the Key Executive Officer Bonus Plan, or any bonus under any plan for fiscal year 2009 or any fiscal year thereafter.
     C. Stock Options. Subject to approval by the Company’s board of directors or appropriate committee thereof, the Company shall extend to ninety (90) days following the Termination Date the time period in which you may exercise, in accordance with the terms of the Harman International 1992 Incentive Plan and the Harman International 2002 Option and Incentive Plan, your stock options that are vested as of the Termination Date. The Company shall, at the first opportunity, recommend such approval to the board of directors (or appropriate committee thereof).
     D. COBRA Benefits. As required by law, COBRA benefits will be offered to provide you with the same health benefits that you were entitled to receive immediately prior to the Termination Date, and you will then, to the extent (i) permitted by law and (ii) not inconsistent with the terms of the relevant employee health benefit plan, be permitted to continue coverage for eighteen (18) months following the Termination Date, under such plans as you desire. If you elect to continue health care continuation coverage under COBRA, subject to the last sentence of Section 3.A above, the Company shall pay for the cost of such coverage during the salary continuation period; provided, that the Company may make any generally-applicable changes in such benefit plans it deems appropriate; further provided, that the Company’s obligation to pay for the cost of such coverage shall cease when you find new employment and health care coverage commences under your new employer’s benefit plans. The Company’s Human Resources Department will provide you with information regarding your rights under COBRA.

Mr. Kevin Brown
May 2, 2008

     E. Use of Company Car. Until the expiration of six (6) months following the Termination Date or your commencing new employment, whichever first occurs, you shall be permitted to continue to use the car provided to you by the Company on the same terms as while you were employed by the Company (including without limitation payment by the Company for maintenance, insurance, gasoline, and related expenses). At any time during or at the end of this period you may purchase this car from the Company at the value at which it is then carried on the Company’s books.
     F. Relocation Payment. In view of the sale of your home and relocation as a result of your resignation, the Company shall pay you the sum of $34,500 as reimbursement for the closing costs you incurred in selling your Washington, D.C. condominium and for the cost of packing and transporting your personal goods, if you provide the Company with a copy of the HUD-1 form evidencing such closing costs. Such payment shall be made on the first regular payroll date of the Company after the Effective Date of the Release, subject to the last sentence of Section 3.A above, and shall be grossed up for tax purposes.
     G. Outplacement Services; Payment In Lieu Thereof. The Company will pay up to $25,000 toward outplacement services for you if such services are commenced within one year of the Termination Date; provided, that in lieu of receiving outplacement services you may upon written notice to the Company elect to receive a payment of $25,000 instead, which shall be grossed up for tax purposes. Such payment shall be made on the first regular payroll date of the Company after the Effective Date of the Release, subject to the last sentence of Section 3.A above.
     H. Laptop Computer/Cell Phone. You shall be permitted to retain the Company laptop computer and cell phone issued to you, as well as any docking station or other related peripheral equipment, provided that you first allow the Company to remove any Company information from the laptop computer.
4. Section 409A
     With respect to payments under this Agreement, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments, and your Termination Date will be treated as your separation from service. Notwithstanding any provision of this Agreement to the contrary, if at the time of your separation from service (within the meaning of Section 409A) (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, subject to the last sentence of Section 3.A above.
     To the extent that there is a material risk that any payments under this Agreement or any equity grant may result in the imposition of an additional tax to you under Section 409A, the Company will reasonably cooperate with you to amend this Agreement and related documents

Mr. Kevin Brown
May 2, 2008

such that such documents and payments thereunder comply with Section 409A without materially changing the economic value of this Agreement or the arrangements hereunder to either party.
5. Other Provisions
     Indemnification. With respect to your service as an officer and as an employee of the Company through the Termination Date, the Company (a) shall indemnify and hold you harmless (including advancement of reasonable legal fees) to the maximum extent permitted by applicable law (for claims based on any action or omission by you through the Termination Date, whether such claim arises or is brought before or after the Termination Date), both during your employment and after the Termination Date; (b) shall indemnify and hold you harmless (including advancement of legal fees) with respect to the remainder of your employment on the same terms and conditions as your indemnification while you served as an officer of the Company; (c) agrees that (subject to subsection (d) below) you will remain a beneficiary of or, if by such policy’s terms you are not a beneficiary, you will receive the same benefits as a beneficiary of the Company’s directors and officers or fiduciary liability policy on terms as least as favorable as currently in effect with respect to all periods of your employment; and (d) agrees that, if the Company changes the indemnification of directors and officers or any fiduciary liability policy provided to its officers and/or directors, you will receive the benefit from all such changes unless any such changes are less favorable than your current indemnification and directors and officers coverage; provided, however, in each such instance that you have agreed to joint representation by counsel for the Company until such time as a conflict of interest arises between you and the Company that precludes such joint representation.
     No Mitigation; No Offset. You shall not be required to mitigate any obligations of the Company under this Agreement by seeking other employment. The payments due to you under this Agreement shall not be subject to offset by any remuneration received from a subsequent employer. There shall be no offset against amounts or benefits due you under this Agreement or otherwise on account of any claim the Company may have against you.
     Announcements. Any public announcement or disclosure with respect to your status with and separation from the Company (including any filings or submissions to the Securities and Exchange Commission) shall state that you have voluntarily resigned your position and shall be subject to your prior review, except to the extent required under applicable law.
     Attorneys Fees. The Company will pay your reasonable legal fees and disbursements, up to $10,000, relating to the negotiation and documentation of this Agreement, the Release and your separation arrangements, promptly upon presentation of invoices therefor and, to the extent such amount would be taxable to you, pay you an additional amount at such time so that you will have no after tax cost; provided, however, that any such reimbursement will be made not later than the last day of the calendar year in which the expenses are incurred, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year. In addition to the foregoing, the Company shall pay the reasonable legal fees and disbursements incurred by you (and to the extent such payment would be taxable to you, an additional amount so that you will have no after tax cost) after signing this Agreement in the event the Company seeks any modifications to this Agreement

Mr. Kevin Brown
May 2, 2008

or the Release, provided that you obtain the Company’s approval prior to engaging said counsel, such approval not to be unreasonably withheld or delayed.
     Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one agreement, with the same force and effect as if all signatures had been made on one document.
     All parties represent that they have read this Agreement and fully understand all of its terms; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights they may have and sign this Agreement with full knowledge of all such rights. All parties further represent that they have had the opportunity to thoroughly discuss all aspects of this Agreement with its or his respective legal counsel.
     If the foregoing terms are completely satisfactory to you, please countersign the enclosed copy of this Agreement in the space provided and return the same to me at your earliest convenience, whereupon a binding contract will be formed. The date indicated and your signature below acknowledge your review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Agreement, including Attachment A.
     IN WITNESS WHEREOF, the aforementioned parties, intending to be legally bound hereby, have executed this Agreement.

HARMAN INTERNATIONAL INDUSTRIES, INC.

By:	/s/ John Stacey Vice President & Chief Human Resources Officer	May 2, 2008 Date
Foregoing read, understood and agreed to:

/s/ Kevin Brown Kevin Brown	May 2, 2008 Date

ATTACHMENT A
AGREEMENT AND RELEASE (“Release”)
In consideration of the agreement by Harman International Industries, Inc. (the “Company” or “Employer”) to provide the benefits described in Section 3 of the letter agreement between me and the Company dated May 2, 2008 (the “Agreement”) and in consideration for the Company’s other promises in the Agreement and herein, I agree as follows:
1.	Release of Known and Unknown Claims by Me.
a)	I hereby release and forever discharge the Company and each of its associates, owners, stockholders, affiliates, divisions, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, partners, employees, representatives, and insurers (collectively, the “Company Releasees”) of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which I now have or may have against the Company or any Company Releasee to the extent acting by, through, under or in concert with the Company, by reason of any matter, cause or thing whatsoever from the beginning of time to the Effective Date. The claims released herein include, without limitation, claims arising out of, based upon, or relating to the hire, employment, remuneration or termination of my employment and any claims constituting, arising out of, based upon, or relating to any tort theory, any express or implied contract, Title VII of the Civil Rights Act of 1964, the Civil Rights of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (29 U.S.C. §§621 et seq.), the Equal Pay Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, and any other local, state or federal law governing the employment relationship. Notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that I may have (i) under the Agreement or this Release; (ii) as a stockholder in the Company; or (iii) that may not be released or waived as a matter of law.

b)	I expressly acknowledge, agree and recite that (i) the release and waiver set forth in subsection 1(a) above are written in a manner I understand; (ii) in executing this Release, I am not waiving rights or claims that may arise after the date that this Release becomes effective; (iii) I am waiving rights or claims only in exchange for consideration in addition to anything to which I am otherwise entitled; (iv) I have entered into and executed this Release knowingly and voluntarily; (v) I have read and understand this Release in its entirety; and (vi) I have not been forced to sign this Release by any employee or agent of Employer.
c)	I represent and warrant that there has been no assignment or other transfer of any interest in any claims released hereunder, and I agree to indemnify and hold the Company Releasees harmless from any liability, claims, demands, damages, reasonable costs, reasonable expenses and reasonable attorney’s fees incurred by the Company Releasees as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Company Releasees against me under this indemnity.
d)	I agree that, except for claims made to or brought by the Equal Employment Opportunity Commission (“EEOC”), if I hereafter commence, join in, or in any manner seek relief through any suit arising out of, based upon or relating to any of the claims released hereunder, or in any manner assert against the Company Releasees any of the claims released hereunder, I shall pay to the Company Releasees in addition to any other damages caused to the Company Releasees thereby, all reasonable attorneys fees incurred by the Company Releasees in defending or otherwise responding to said suit or claim.

e)	It is my intention that my execution of this Release will forever bar every claim, demand, cause of action, charge and grievance released above.
2.	Assumption of Risk. Each of the parties fully understands that if any fact with respect to any matter covered by this Release is found hereafter to be other than, or different from, the facts now believed by any of the parties to be true, each of the parties expressly accepts and assumes the risk of such possible difference in fact and agrees that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.

3.	No Pending Actions. I represent that I do not presently have on file any complaint, charge or claim (civil, administrative or criminal) against the Company in any court or administrative forum, or before any governmental agency or entity. I represent that I will not hereafter file any complaints, charges or claims (civil, administrative or criminal) against the Company with any administrative, state, federal or other governmental entity, agency, board or court (except the EEOC) with respect to the claims released in Section 1 above.

4.	Proprietary and Privileged Information. I agree and acknowledge that during the course of my employment with Company, I received confidential and/or proprietary information relating to, without limitation, Company and its subsidiaries’ and affiliates’ business and marketing strategies, finances, benefit plans, systems, products and employees. I agree on the date upon which I sign this Release to return to the Company any and all documents, papers and material (including any of the same stored on electronic media such as diskettes or tapes) containing such confidential and/or proprietary information which has not theretofore been returned to the Company, although I may retain the laptop computer as provided in the Agreement. I further agree that, following my signing of this Release and for so long thereafter as such information is not in the public domain through no fault of mine, I will not use or disclose any such confidential and/or proprietary information, either directly or indirectly, to or for the benefit of any other person, firm or corporation. The provisions of this Section 4 supplement, but do not replace, my legal and other contractual obligations (if any) relating to confidential Company information.

5.	No Admission of Liability. I understand and agree that neither the execution of this Release nor the performance of any term hereof shall constitute or be construed as an admission of any liability whatsoever by either the Company or me, as both the Company and I have consistently taken the position that it/I have no liability whatsoever to the other.

6.	Confidentiality. The terms and conditions of this Release shall be kept confidential by the Company as well as by me; provided, that it shall not be a breach of this Release for me to present this Release under seal to any court called upon to enforce it, and, so long as such disclosure is accompanied by a warning that the recipient must keep the information confidential, it also shall not be a breach of this Release for me to disclose any part of this Release or the information contained herein to a member of my immediate family or to my legal counsel or tax or financial advisor(s); provided further, that it shall not be a breach of this Release for me to comply with a valid court order or subpoena requiring the disclosure of any information about this Release, or as otherwise required by law.

7.	Arbitration. The parties hereby agree to submit any claim or dispute arising out of the terms of the Agreement or this Release to private and confidential arbitration by a single neutral arbitrator. Subject to the terms of this paragraph, the arbitration proceedings shall be governed by the then current Rules of the American Arbitration Association (“AAA”) and shall be conducted in New York, N.Y., or such other location upon which Company and I agree. The arbitrator shall be appointed by agreement of the Company and me or, if no agreement can be reached within two weeks of the matter’s first submission to the AAA, by the AAA pursuant to its Rules. The decision of the arbitrator shall be final and binding on the Company and me, and judgment thereon may be entered in any court having jurisdiction. All costs of the arbitration proceeding, including reasonable attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules. This arbitration procedure is intended to be the exclusive method of resolving any claim for breach of the Agreement or this Release; provided, however, that nothing in this Section 7 shall prohibit either the Company or me from requesting a court of law to issue any injunction to prohibit future breaches of Section 4 or any obligation referred to in the last sentence of Section 4. This Release and the Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the choice of law rules thereof).

8.	Attorneys’ Fees. If the Company or I bring an action or proceeding for breach of the Agreement or this Release or to enforce its or my rights hereunder or thereunder, the prevailing party shall be entitled to recover its costs and expenses, including court and/or arbitration costs and reasonable attorneys’ fees, if any, incurred in connection with such action.

9.	Return of Employer Property. I represent that I have returned to the Company all Company products, samples, equipment, parts, inventory, manuals, technical information and other Company materials in my possession or under my control, except those with respect to which I have made arrangements with the Company to pick up or otherwise deliver to the Company and except as otherwise provided in the Agreement. Company’s receipt of all such items which I am obligated to return is a condition of its obligation to provide me the benefits described in Section 3 of the Agreement.
10.	Construction of Agreement and Release. The Agreement and this Release shall be construed as a whole in accordance with their fair meaning and in accordance with the laws of the State of New York. Neither the language of the Agreement nor that of this Release shall be construed for or against any particular party, solely by reason of authorship. Each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. The headings used herein and in the Agreement are for reference only and shall not affect the construction of any of them.

11.	Sole Agreement. The Agreement, this Release, and the obligations referred to in the last sentence of Section 4 above (if any), represent the sole and entire agreement between the parties and supersede all prior agreements, negotiations and discussions between the parties and/or their respective counsel with respect to the subject matters covered hereby.

12.	Severability. In the event that any one or more of the provisions contained in the Agreement and this Release shall, for any reason, by held to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or lack of enforceability shall not affect any other provision of the Agreement or this Release, as the case may be, and the remaining portions shall remain in full force and effect.

13.	Amendment to Agreement.
a)	Any amendment or modification of the Agreement or this Release must be made in a writing signed by me and a duly authorized representative of the Company and stating the intent of both parties to amend the Agreement or the Release, as applicable.

b)	Notices. All notices, requests, demands and other communications hereunder must be in writing, marked “Personal and Confidential,” and shall be deemed to have been given if delivered by hand or mailed by first class, postage and registry fees prepaid, and addressed as follows:

(1)	If to Employee:	Kevin Brown
350 Tierra Mar Lane
Sarasota, FL 34242

(2)	If to Company:	Attn: Chief Executive Officer
Harman International Industries, Inc.
400 Atlantic Street, 15th Floor
Stamford, CT 06901
14.	Revocation; Effectiveness. I understand that I have the right to revoke this Release within seven (7) calendar days after I sign it. This Release will become effective and enforceable only after I have signed it and upon expiration of the seven-day revocation period with no revocation taking place (the “Effective Date”). I understand that if I desire to revoke this Release, I must give actual, written notice of revocation to the above person at the above address before the seven-day revocation period expires.
The date indicated and my signature below acknowledge my review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Release.
IN WITNESS WHEREOF, I, intending to be legally bound hereby, have executed this Release.

Kevin Brown (“Employee”, “me”, or “I”)	Date